Exhibit 10.2

FIRST AMENDMENT TO
HASBRO, INC. DEFERRED COMPENSATION PLAN FOR
NON-EMPLOYEE DIRECTORS

       The Hasbro, Inc. Deferred Compensation Plan for Non-Employee Directors (the "Deferred Plan") is hereby amended, effective as of the effective time of approval by Hasbro, Inc.'s (the "Company's") shareholders of the 2003 Stock Option Plan for Non-Employee Directors ("2003 Director Plan"), as is set forth below. Notwithstanding the foregoing, this First Amendment to the Deferred Plan shall only become effective if approval by the Company's shareholders occurs at the Company's May 14, 2003 Annual Meeting of Shareholders.

       1.  A new Section 1.5 is added to Deferred Plan as follows:

       "1.5    Directors who have been participants in the Hasbro, Inc. Retirement Plan for Directors (the "Retirement Plan") prior to May 14, 2003 and who elect to participate in the 2003 Director Plan may elect to have the present value of their accrued benefits under the Retirement Plan, as of the effective date of their participation in the 2003 Director Plan (the "Effective Date"), converted into Stock Units under the Deferred Plan. Such present value of the accrued benefits under the Retirement Plan, as of the Effective Date, for any given Director will be determined by Watson Wyatt Worldwide, the plan actuary for the Retirement Plan, or any successor selected by the Company who is serving as the plan actuary as of the applicable Effective Date."

       2.  Section 2.2 of the Deferred Plan is amended by adding the following new fifth paragraph to such Section 2.2 immediately following the existing fourth paragraph of Section 2.2:

       "For purposes of determining the number of shares of Common Stock which shall be credited to a Director's Stock Unit Account in connection with an election by a Director referred to in Section 1.5 above, the hypothetical purchase shall be deemed to be made on the Effective Date, or if such day is not a business day, on the next succeeding business day. The hypothetical purchase shall be deemed to be made at a price equal to the average closing price of shares of Common Stock as reported in the Wall Street Journal for all of the trading days in the one-year period beginning on the same calendar day as the Effective Date for such Director, but in the year preceding the Effective Date, and ending with the Effective Date."

       IN WITNESS WHEREOF, this First Amendment to the Deferred Plan has been executed by a duly authorized officer of the Company as of this 15th day of April, 2003.

                                                      HASBRO, INC.

                                                      By: /s/   Barry Nagler
                                                      ------------------------------------------------------------
                                                      Name:    Barry Nagler
                                                      Title:    Senior Vice President and General Counsel